Exhibit 10.1

EXECUTION COPY

TRANSITION, SEPARATION AND RELEASE OF CLAIMS AGREEMENT

This Transition, Separation and Release of Claims Agreement (the “Agreement”) is made as of the Agreement Effective Date (as defined below) by and between Voyager Therapeutics, Inc. (the “Company”) and Gaetan Andre Turenne (“Executive”) (together, the “Parties”).

WHEREAS, the Company and Executive are parties to the Employment Agreement dated as of June 28, 2018 (the “Employment Agreement”), under which Executive currently serves as President and Chief Executive Officer of the Company;

WHEREAS, the Parties have agreed to establish terms for Executive’s transition and separation from employment with the Company; and

WHEREAS, the Parties agree that the payments, benefits and rights set forth in this Agreement shall be the exclusive payments, benefits and rights due Executive in connection with his transition and separation from employment with the Company;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Separation Date; Resignation from Position(s); Transition Period -

(a) Executive and the Company have mutually agreed that Executive’s effective date of separation from employment with the Company, including specifically from his position as President and Chief Executive Officer of the Company and from any and all other positions he holds as an officer of the Company or any subsidiary, will be (i) the date of the Company’s 2021 Annual Meeting of Stockholders (the “2021 Annual Meeting”), which is currently scheduled to be held on June 3, 2021 or (ii) such earlier date as may be mutually agreed upon by the Company and Executive (the “Separation Date”). As a result of this Agreement with the Company, Executive hereby resigns, as of the Separation Date, from his position as President and Chief Executive Officer and from any and all other positions he holds as an officer of the Company or any subsidiary of the Company. Further, Executive hereby provides notice, and hereby resigns, as a member of the Company’s Board of Directors (the “Board”) immediately following adjournment of the 2021 Annual Meeting, and as a member of the Board of Directors of any subsidiary of the Company. Executive agrees to execute and deliver any documents reasonably necessary to effectuate such resignations as requested by the Company.

(b)        As of the Agreement Effective Date, the Employment Agreement will terminate and be of no further force or effect; provided, however, that Executive’s Confidentiality, Noncompetition and Assignment Agreement dated June 28, 2018, attached hereto as Attachment B, into which Executive previously entered in connection with his employment by the Company (the “Restrictive Covenants Agreement”) shall remain in full force and effect both during the Transition Period (as defined below) and thereafter. Notwithstanding the foregoing, the Company retains the right to terminate Executive’s employment prior to the Separation Date for Cause (as defined in the Employment Agreement).

(c)         The period between the Agreement Effective Date and the Separation Date will be a transition period (the “Transition Period”). During the Transition Period, Executive will consult with the Chairman of the Board of the Company (the “Chairman”) in advance of making any decisions or undertaking any activities that could have a material effect on the business or operations of the Company, including communications to employees, partners, vendors and other parties regarding his transition. Executive further agrees that, during the Transition Period, Executive will work cooperatively with the Chairman, and will use his best efforts to professionally, timely and cooperatively perform such additional activities as may be reasonably requested by the Chairman, including, without limitation, assisting with the transition of his duties and responsibilities to the Chairman and the transition of matters related to his operating duties and responsibilities to appropriate employees of the Company, as requested by the Chairman. During the Transition Period, Executive will continue to receive his current base salary, to participate in the Company’s benefit plans (pursuant to the terms and conditions of such plans) and to be entitled to vacation time in accordance with Company policy.

(d)        In connection with Executive’s separation from employment, Executive shall be paid, in accordance with applicable law and the Company’s regular payroll practices, all unpaid base salary earned through his Separation Date, any amounts for accrued unused vacation time to which Executive is entitled through such date in accordance with Company policy, and reimbursement of any properly incurred unreimbursed business expenses incurred through such date (together, the “Accrued Obligations”). As of Executive’s Separation Date, all salary payments from the Company will cease and any benefits Executive had as of such date under Company-provided benefit plans, programs, or practices will terminate, except as required by federal or state law or as otherwise specifically set forth in this Agreement. For the avoidance of doubt, Executive may, if eligible, elect to continue receiving group medical insurance pursuant to applicable “COBRA” law (COBRA materials containing details regarding such benefits will be provided to Executive under separate cover in accordance with applicable law).

2.	Consideration – In consideration of Executive’s entering into and abiding by the commitments and obligations set forth in this Agreement, and provided Executive (i) signs and returns this Agreement at or before 2:00 p.m. Eastern time on Wednesday, May 19, 2021, (ii) continues employment through the Separation Date in accordance with the terms hereof, and (iii) signs and returns the Additional Release of Claims attached hereto as Attachment A (the “Additional Release”) no earlier than the Separation Date but by the later of the Separation Date and the twenty-second (22nd) day after the Receipt Date, and does not timely revoke such Additional Release, and (iv) complies with the terms of this Agreement, the Additional Release, and the Restrictive Covenants Agreement, the Company will provide Executive with the following (the “Consideration”):

(a) Severance Pay – Commencing on the Company’s first regularly scheduled payroll date that follows the Additional Release Effective Date (as defined below) (the “Payment Commencement Date”), and continuing for twelve (12) months following the Payment Commencement Date (the “Severance Payment Period”), Executive will receive during the Severance Payment Period severance pay in the form of salary continuation payments, less all applicable taxes and withholdings, in accordance with the Company’s regular payroll practices, resulting in an aggregate payment to Executive of an amount equal to Executive’s annualized base salary in effect on the Separation Date.

(b)        Group Health Insurance – Should Executive be eligible for and timely elect to continue receiving group health and/or dental insurance coverage under the law known as COBRA, the Company shall, commencing on the Separation Date, and continuing until the earlier of (x) the date that is twelve (12) months following the Separation Date, and (y) the end of the calendar month in which Executive becomes eligible to receive group health insurance coverage under another employer’s benefit plan (the “COBRA Contribution Period”), pay on Executive’s behalf the portion of the premium for such coverage that it pays on behalf of active and similarly situated employees receiving the same type of coverage. The balance of such premiums during the COBRA Contribution Period (if any and to the extent not required to be paid by the Company pursuant to applicable law), and all premium costs after the COBRA Contribution Period, shall be paid by Executive on a monthly basis during the elected period of health insurance coverage under COBRA for as long as, and to the extent that, he remains eligible for and elects to remain enrolled in COBRA continuation coverage. Executive agrees that, should he become eligible for group health insurance coverage from another employer prior to the date that is twelve (12) months following the Separation Date, he will so inform the Company in writing within five (5) business days of becoming eligible for such coverage.

(c)       2021 Bonus – The Company shall provide Executive with a prorated annual bonus payment for calendar year 2021 in the amount calculated by multiplying 100% of Executive’s current target bonus by a fraction, the numerator of which is the number of days in 2021 up to the Separation Date and the denominator of which equals 365, less applicable taxes and withholdings (the “2021 Bonus Payment”). The 2021 Bonus Payment shall be divided by the number of regularly scheduled pay periods occurring during the Severance Pay Period, and the quotient of such division shall be paid, less all applicable taxes and withholdings, to Executive in accordance with the Company’s regular payroll practices commencing on the Payment Commencement Date.

(d)       Equity Award Acceleration/Extension of Option Exercise Period – Effective as of the Additional Release Effective Date, the vesting of each outstanding equity award granted to the Executive by the Company (each, an “Equity Award”) shall accelerate and such Equity Awards shall become free from forfeiture with respect to the number of shares of Company common stock that would have become vested and free from forfeiture had the Executive remained employed with the Company for a period of twelve (12) months following the Separation Date. With respect to any Equity Awards in the form of restricted stock units, upon the vesting of such awards pursuant to the previous sentence, the Company shall retain from the shares of Company common stock that would otherwise be delivered to the Executive a number of shares having a value equal to the minimum statutory withholding due with respect to the vesting of such restricted stock units. With respect to any Equity Awards in the form of stock options, such options shall be exercisable for a period of fifteen (15) months following the Separation Date (but in no event later than the original expiration date of such options), and shall be treated as nonqualified stock options for tax purposes even if such options were intended to be incentive stock option at the time of grant. Except as otherwise set forth in this Section 2(d), the Equity Awards shall remain subject to the terms of the applicable Equity Award agreement and the plan under which each such Equity Award was granted. The portion of each stock option that does not vest on the Additional Release Effective Date shall be cancelled and terminated as of the Separation Date and shall be of no further force or effect following the Separation Date.

Other than the Consideration and the Accrued Obligations, Executive will not be eligible for, nor shall he have a right to receive, any payments or benefits from the Company following the Separation Date.

For the avoidance of doubt, Executive acknowledges that he is not eligible for or entitled to receive any severance benefits pursuant to the Employment Agreement, and further acknowledges that he will not be eligible to receive the Consideration (or any payments or benefits from the Company other than the Accrued Obligations) if he fails to timely enter into this Agreement and the Additional Release or if his employment is terminated by the Company for Cause or by him for any reason prior to the Separation Date, or if he fails to comply with his obligations under this Agreement or the Restrictive Covenants Agreement.

3.	Release of Claims – In exchange for the consideration set forth in this Agreement, which Executive acknowledges he would not otherwise be entitled to receive, Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of its and their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that Executive ever had or now has against any or all of the Released Parties up to the date on which he signs this Agreement, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to Executive’s employment with or separation from, and/or ownership of securities of the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act, Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102 and Mass. Gen. Laws ch. 214, § 1C, the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Maternity Leave Act, Mass. Gen. Laws ch. 149, § 105D, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended; all rights and claims under the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148 et seq., as amended (Massachusetts law regarding payment of wages and overtime), including any rights or claims thereunder to unpaid wages, including overtime, bonuses, commissions, and accrued, unused vacation time); all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims arising out of or related to the Employment Agreement); all claims to any non-vested ownership interest in the Company, contractual or otherwise (except for any such interests that continue to vest during the Transition Period due to Executive’s continued employment during such period); all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of Executive’s employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that this release of claims shall not (i) prevent Executive from filing a charge with, cooperating with, or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission or a state fair employment practices agency (except that Executive acknowledges that he may not recover any monetary benefits in connection with any such charge, investigation, or proceeding, and Executive further waives any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding), (ii) deprive Executive of his rights with respect to the Consideration, or any vested rights under any employee benefit plan or policy, stock plan or deferred compensation arrangement, or any health care continuation to the extent required by applicable law; (iii) deprive Executive of any rights Executive may have to be indemnified by the Company as provided in any agreement between the Company and Executive or pursuant to the Company’s Certificate of Incorporation or by-laws; or (iv) apply to any claims under the Age Discrimination in Employment Act.

4.	Ongoing Obligations – Executive acknowledges and reaffirms his obligation, except as otherwise permitted by Section 8 below, both during the Transition Period and thereafter, to keep confidential and not to use or disclose any and all non-public information concerning the Company acquired by him during the course of his employment with the Company, including, but not limited to, any non-public information concerning the Company’s business, operations, products, programs, affairs, performance, personnel, technology, science, intellectual property, plans, strategies, approaches, prospects, financial condition or development related matters. Executive also acknowledges all of his continuing obligations pursuant to the Restrictive Covenants Agreement, which survive his separation from employment with the Company and shall remain in full force and effect.

5.	Non-Disparagement – Executive understands and agrees that, except as otherwise permitted by Section 8 below, he will not, either during the Transition Period or thereafter, in public or private, make any false, disparaging, negative, critical, adverse, derogatory or defamatory statements, whether orally or in writing, including online (including, without limitation, on any social media, networking, or employer review site) or otherwise, to any person or entity, including, but not limited to, any media outlet, industry group, key opinion leader, financial institution, research analyst or current or former employee, board member, consultant, shareholder, client or customer of the Company, regarding the Company, or any of the other Released Parties, or regarding the Company’s business, operations, products, programs, affairs, performance, personnel, technology, science, intellectual property, plans, strategies, approaches, prospects, financial condition or development related matters. For the avoidance of doubt, the foregoing shall not prevent Executive from stating or repeating factual information with respect to the Company or its assets which is otherwise publicly available. The Company agrees to instruct the members of its management team not to, either during the Transition Period or thereafter, in public or private, make any false or defamatory statements, whether orally or in writing, including online (including, without limitation, on any social media or networking site) or otherwise, to any person or entity, including, but not limited to, any media outlet, industry group, key opinion leader, financial institution, research analyst or current or former employee, board member, consultant, shareholder, client or customer of the Company, regarding Executive; provided, however, that nothing herein shall be construed as requiring the Company to issue an instruction limiting or restricting such individuals from engaging in discussions in the regular course of business about Executive’s work during the Transition Period, or from disclosing events or circumstances in such manner as they or the Company deem necessary to comply with or satisfy their or the Company’s disclosure, reporting or other obligations under applicable law.

6.	Return of Company Property – Executive confirms that, no later than the Separation Date (or at such earlier time as requested by the Company), he will return to the Company all property of the Company, tangible or intangible, including but not limited to keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, tablets, etc.), Company identification and any other Company-owned property in his possession or control and that he will leave intact all electronic Company documents, including but not limited to those that he developed or helped to develop during his employment. Executive further confirms that, no later than the Separation Date (or at such earlier time as requested by the Company), he will cancel all accounts for his benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or wireless data accounts and computer accounts.

7.	Confidentiality – Executive understands and agrees that, except as otherwise permitted by Section 8 below, the contents of the negotiations and discussions resulting in this Agreement shall be maintained as confidential by Executive and his agents and representatives and shall not be disclosed except as otherwise agreed to in writing by the Company and except to his immediate family, legal, financial and tax advisors, on the condition that any individuals so informed must hold the above information in strict confidence.

8.	Scope of Disclosure Restrictions – Nothing in this Agreement or elsewhere prohibits Executive from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings. Executive is not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information Executive obtained through a communication that was subject to the attorney-client privilege. Further, notwithstanding Executive’s confidentiality and nondisclosure obligations, Executive is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

9.	Post-Employment Assistance and Cooperation – For a period of one (1) year following the Separation Date, Executive agrees to provide reasonable and good faith transition assistance to the Company, including as may be reasonably requested by the Chairman and as otherwise required to support the transition of his duties. Executive acknowledges and agrees that the Consideration constitutes sufficient compensation and consideration for the performance of such assistance after the Separation Date, and that Executive will not be entitled to any additional compensation for such assistance, except as set forth below with respect to Disputes (defined below) or unless approved in writing by the Chairman.

Executive agrees that, to the extent permitted by law, Executive shall cooperate fully with the Company in the investigation, defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against the Company by a third party or by or on behalf of the Company against any third party, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator (“Disputes”). Executive’s full cooperation in connection with such Disputes shall include, but not be limited to, being available to meet with the Company’s counsel, at reasonable times and locations designated by the Company, to investigate or prepare the Company’s claims or defenses, to prepare for trial or discovery or an administrative hearing, mediation, arbitration or other proceeding, to provide any relevant information in his possession, and to act as a witness when requested by the Company. The Company will reimburse Executive for all reasonable and documented out of pocket costs that he incurs to comply with this paragraph. The Company will also pay Executive an hourly consulting fee of $300 per hour for time spent assisting on a Dispute in accordance with this paragraph, provided, however, that the Company will not pay Executive for the first two hours of time spent cooperating on any given matter or issue, and further provided that the Company will not at any time pay Executive any fee for time spent providing testimony in any arbitration, trial, administrative hearing or other proceeding. Executive further agrees that, to the extent permitted by law, he will notify the Company promptly in the event that he is served with a subpoena (other than a subpoena issued by a government agency), or in the event that he is asked to provide a third party (other than a government agency) with information concerning any actual or potential complaint or claim against the Company.

10.	Amendment and Waiver – This Agreement and the Additional Release, upon their respective effective dates, shall be binding upon the Parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the Parties. This Agreement and the Additional Release are binding upon and shall inure to the benefit of the Parties and their respective agents, assigns, heirs, executors/administrators/personal representatives, and successors. No delay or omission by the Company in exercising any right under this Agreement or the Additional Release shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

11.	Validity – Should any provision of this Agreement or the Additional Release be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement or the Additional Release.

12.	Nature of Agreement – Both Parties understand and agree that this Agreement is a separation and release of claims agreement and does not constitute an admission of liability or wrongdoing on the part of the Company or Executive.

13.	Time for Consideration and Revocation – Executive acknowledges that he was initially presented with this Agreement on May 17, 2021 (the “Receipt Date”). Executive understands that this Agreement shall be of no force or effect unless he signs and returns this Agreement at or before 2:00 p.m. Eastern time on Wednesday, May 19, 2021 (the day of such execution, the “Agreement Effective Date”). Executive further understands that he will not be eligible to receive the Consideration unless he timely signs, returns, and does not revoke the Additional Release.

14.	Acknowledgments – Executive acknowledges that he has been given a reasonable amount of time to consider this Agreement, and at least twenty-one (21) days from the Receipt Date to consider the Additional Release (such 21-day period, the “Consideration Period”), and that the Company is hereby advising him to consult with an attorney of his own choosing prior to signing this Agreement and the Additional Release. Executive further acknowledges and agrees that any changes made to this Agreement or any exhibits or attachments hereto following his initial receipt of this Agreement on the Receipt Date, whether material or immaterial, shall not re-start or affect in any manner the Consideration Period. Executive understands that he may revoke the Additional Release for a period of seven (7) days after he signs it by notifying the Company in writing, and that the release shall not be effective or enforceable until the expiration of the seven (7) day revocation period (the day immediately following expiration of such revocation period, the “Additional Release Effective Date”). Executive understands and agrees that by entering into the Additional Release he will be waiving any and all rights or claims he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that he will have received consideration beyond that to which he was previously entitled.

15.	Voluntary Assent – Executive affirms that no other promises or agreements of any kind have been made to or with Executive by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this Agreement and that he has had the opportunity to consult with counsel of his own choosing. Executive further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

16.	Governing Law – This Agreement and the Additional Release shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. Each of the Company and Executive hereby irrevocably submits to and acknowledges and recognizes the exclusive jurisdiction and venue of the courts of the Commonwealth of Massachusetts, or if appropriate, the United States District Court for the District of Massachusetts (which courts, for purposes of this Agreement and the Additional Release, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement and the Additional Release or the subject matter thereof.

17.	Entire Agreement – This Agreement, including the Additional Release and the Restrictive Covenants Agreement, contains and constitutes the entire understanding and agreement between the Parties hereto with respect to Executive’s transition and separation from the Company, and the settlement of claims against the Company, and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith, including, without limitation, the Employment Agreement.

18.	Counterparts – This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Facsimile and PDF signatures shall be deemed to be of equal force and effect as originals.

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IN WITNESS WHEREOF, the Parties have set their hands and seals to this Agreement as of the date(s) written below.

Voyager THERAPEUTIcs, INC.

By:	/s/ Michael Higgins	Date:	May 19, 2021
Name:	Michael Higgins
Title:	Chairman of the Board

I hereby agree to the terms and conditions set forth above. I have been given a reasonable amount of time to consider this Agreement and I have chosen to execute this on the date below. I further understand that my receipt of the Consideration is contingent upon my timely execution, return and non-revocation of the Additional Release, and that I have been given at least twenty-one (21) days to consider such Additional Release, and will have seven (7) days in which to revoke my acceptance after I sign such Additional Release.

GAETAN ANDRE TURENNE

/s/ G. Andre Turenne	Date:	May 19, 2021

[Signature Page to Transition, Separation and Release of Claims Agreement]